Exhibit 4.3

FOURTH SUPPLEMENTAL INDENTURE

Dated as of

March 20, 2018

between

FRONTIER COMMUNICATIONS CORPORATION

as Company

and

THE BANK OF NEW YORK MELLON

as Trustee

8.875% SENIOR NOTES DUE 2020

FOURTH SUPPLEMENTAL INDENTURE dated as of March 20, 2018 (this “Fourth Supplemental Indenture”) between Frontier Communications Corporation, a Delaware corporation (the “Company”), and The Bank of New York Mellon, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Trustee executed and delivered an Indenture dated as of September 25, 2015 (the “Base Indenture”) to provide for the issuance of debentures, notes, bonds or other evidences of indebtedness in an unlimited aggregate principal amount to be issued from time to time in one or more series (such Base Indenture, as supplemented and amended by a First Supplemental Indenture dated as of September 25, 2015 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”) to provide for the issuance by the Company of $1,000,000,000 aggregate principal amount of 8.875% Senior Notes due 2020 (the “Notes”);

WHEREAS, the Company has offered to purchase Notes for cash (the “Tender Offer”) on the terms and subject to the conditions set forth in the offer to purchase and consent solicitation (as amended or supplemented from time to time, the “Offer to Purchase”), dated March 6, 2018.

WHEREAS, in connection with the Tender Offer, the Company wishes to make certain amendments to various provisions of the Indenture as set forth in the Offer to Purchase;

WHEREAS, Section 14.02 of the Base Indenture provides that, with the consent of the Holders of a majority in aggregate principal amount of outstanding Notes (the “Requisite Holders”), the Company and the Trustee may enter into a supplemental indenture to effect the amendments to the Indenture;

WHEREAS, the Company has obtained consents from the Requisite Holders to this Fourth Supplemental Indenture upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal and Consent (as defined in the Offer to Purchase);

WHEREAS, pursuant to Section 14.02 of the Base Indenture, the Company has delivered evidence of the consents of the Requisite Holders to the Trustee together with an Opinion of Counsel and Officer’s Certificate pursuant to Sections 14.03 and 15.01 of the Base Indenture.

WHEREAS, pursuant to Section 14.03 of the Base Indenture, the Trustee is authorized and permitted to execute and deliver this Fourth Supplemental Indenture and the Company hereby requests that the Trustee enter into this Fourth Supplemental Indenture; and

WHEREAS, all things necessary to make this Fourth Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:

That, in consideration of the premises and the purchase of the Notes by the Holders thereof for the equal and proportionate benefit of all of the present and future Holders of the Notes, each party agrees and covenants as follows:

ARTICLE I

SCOPE

Section 1.01    Scope. The changes, modifications and supplements to the Base Indenture effected by this Fourth Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other series of Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other series of Securities specifically incorporates such changes, modifications and supplements.

ARTICLE II

EFFECTIVE DATE AND AMENDMENTS

Section 2.01    Effective Date. This Fourth Supplemental Indenture shall become effective on the date and time (the “Effective Time”) of execution by the parties hereto. At and after the Effective Time, this Fourth Supplemental Indenture shall be effective and binding in all respects, the Indenture shall be supplemented in accordance herewith, this Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and the Company, the Trustee and the Holders of the Notes shall be bound by the Indenture, as supplemented by this Fourth Supplemental Indenture.

Section 2.02    Amendments.

(a)    Effective on and after the Fourth Supplemental Indenture Operative Date (as defined below), Sections 1.01 and 1.02 of the Indenture are hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth below.

(b)    Effective on and after the Fourth Supplemental Indenture Operative Date, the Indenture is hereby amended by deleting the following sections of the Base Indenture and all references thereto in the Indenture in their entirety:

Section 6.08 (SEC Reports and Reports to Holders)

Section 6.09 (Limitation on Restricted Payments)

Section 6.10 (Limitation on Incurrence of Indebtedness)

Section 6.11 (Limitation on Liens)

Section 6.12 (Limitations on Transactions with Affiliates)

Section 6.13 (Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries)

Section 6.14 (Repurchase of Securities upon a Change of Control Triggering Event)

Section 6.15 (Asset Sales)

Section 6.17 (Designation of Restricted and Unrestricted Subsidiaries)

Sections 5.01(A)(ii) and 5.01(A)(iii) (Merger, Consolidation of Sale of All or Substantially All Assets)

Sections 7.01(a)(iv) and 7.01(a)(v) (Events of Default)

The amendments to the Indenture described in this Section 2.02 will automatically be operative to amend the Indenture on the Fourth Supplemental Indenture Operative Date. For avoidance of doubt, unless and until the Fourth Supplemental Indenture Operative Date (as defined below) occurs, the amendments set forth in this Section 2.02 will not become operative, and the terms of the Indenture will remain as in effect on the date hereof.

Section 2.03    Operative Date. The amendments in Section 2.02 will become operative as of the date and time (the “Fourth Supplemental Indenture Operative Date”) the following conditions are satisfied: The tender and the acceptance for payment by the Company of any and all of the then outstanding Notes validly tendered in the Tender Offer prior to the Early Tender Date (as defined in the Offer to Purchase) and not validly withdrawn, and payment of tender consideration no less than the applicable tender consideration set forth in the Offer to Purchase, shall have been consummated. The Company agrees to notify the Trustee in writing of the occurrence of the Fourth Supplemental Indenture Operative Date promptly after the occurrence thereof. Unless and until the Trustee receives any such notification, the Trustee may conclusively presume that the amendments in Section 2.02 shall not have become operative.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.01    Confirmation of Indenture. The Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this Fourth Supplemental Indenture and all indentures supplemental thereto with respect to the Notes shall be read, taken and construed as one and the same instrument.

Section 3.02    Severability. If any provision in this Fourth Supplemental Indenture or in the Notes shall be held to be invalid, illegal or unenforceable under applicable law, then the remaining provisions in this Fourth Supplemental Indenture or in the Notes shall be construed as though such invalid, illegal or unenforceable provision were not contained herein.

Section 3.03    Conflicts with Indenture. In the event that any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with the express provisions of the Indenture, such provision of this Fourth Supplemental Indenture shall prevail.

Section 3.04    Benefits of Indenture. Nothing in this Fourth Supplemental Indenture expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or to give to, any Person other than the parties hereto and their successors and the Holders of the Notes any benefit or any right, remedy or claim under or by reason of this Fourth Supplemental Indenture or the Base Indenture or any covenant, condition, stipulation, promise or agreement hereof or thereof, and all covenants, conditions, stipulations, promises and agreements contained herein or therein shall be for the sole and exclusive benefit of the parties hereto and their successors and of the Holders of the Notes.

Section 3.05    Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Fourth Supplemental Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Fourth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fourth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

Section 3.06    Governing Law; Waiver of Trial by Jury. This Fourth Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

EACH OF THE PARTIES HERETO, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS FOURTH SUPPLEMENTAL INDENTURE OR THE NOTES.

Section 3.07    Effect of Fourth Supplemental Indenture. This Fourth Supplemental Indenture is a supplemental indenture within the meaning of Section 2.01 of the Base Indenture, and the Base Indenture shall be read together with this Fourth Supplemental Indenture and shall have the same effect over the Notes of this series, in the same manner as if the provisions of the Base Indenture and this Fourth Supplemental Indenture were contained in the same instrument.

Section 3.08    The Trustee. The Trustee makes no representations as to the validity, adequacy or sufficiency of this Fourth Supplemental Indenture. The recitals and statements herein and in the Notes (except in the Trustee’s certificate of authentication) are deemed to be those of the Company and not those of the Trustee, and the Trustee assumes no responsibility for their correctness.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Fourth Supplemental Indenture to be duly executed as of the date first written above.

FRONTIER COMMUNICATIONS CORPORATION

By:	/s/ Mark Nielsen
Name:	Mark Nielsen
Title:	Executive Vice President, Chief Legal
Officer and Secretary

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
Name:	Laurence J. O’Brien
Title:	Vice President